NEOS ETF Trust 485BPOS

Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 30, 2023, relating to the financial statements and financial highlights of Nationwide Nasdaq-100 Risk-Managed Income ETF (the “Fund”), a series of ETF Series Solutions, for the year ended August 31, 2023, and to the references to our firm under the headings “Questions and Answers”, “Other Service Providers”, and “Appendix B” in the Combined Proxy Statement and Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

August 30, 2024